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                                                                     Exhibit 5.1

                                 March 9, 2001

Loudcloud, Inc.
599 N. Mathilda Avenue
Sunnyvale, CA  94085

RE:  REGISTRATION STATEMENT ON FORM S-8/S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8/S-3 to be filed by you with the Securities and Exchange Commission on or about March 9, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 22,784,372 shares of your common stock (the "Shares"), 622,684 of which have been issued under the 2000 Stock Plan and up to 22,161,688 of which are to be issued pursuant to the 1999 Stock Plan, the 2000 Stock Plan, the 2000 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

     It is our opinion that the Shares that have been issued are, and the Shares to be issued, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                 Very truly yours,

                                 WILSON SONSINI GOODRICH & ROSATI
                                 Professional Corporation

                                 /S/ WILSON SONSINI GOODRICH & ROSATI P.C.